UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2023

CAREVIEW COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54090	95-4659068
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 State Highway 121, Suite B-240, Lewisville, TX 75067

(Address of principal executive offices and Zip Code)

(972) 943-6050

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230-405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Replacement Note Conversion Agreement

As previously reported, on December 30, 2022, CareView Communications, Inc. (“CareView” or the “Company”) entered into a consent and agreement to cancel and exchange existing notes and issue replacement notes and cancel warrants (the “Cancellation Agreement”) with certain holders (the “Investors”) of senior secured convertible promissory notes (“Notes”) and warrants (“Warrants”) to purchase the Company’s common stock, that were issued pursuant to the Note and Warrant Purchase Agreement, dated as of April 21, 2011 (as amended, modified, or supplemented from time to time) (the “Purchase Agreement”). The Cancellation Agreement provided for the cancellation of all outstanding Notes (with a total aggregate outstanding amount of $87,376,172) and Warrants (for the purchase of an aggregate of 15,454,807 shares of common stock) issued pursuant to the Purchase Agreement in exchange for the issuance of replacement senior secured convertible promissory notes (the “Replacement Notes”) with an aggregate principal amount of $44,200,000. The maturity date of the Replacement Notes was December 31, 2023. No interest accrues on the Replacement Notes.

At any time or times on or after December 30, 2022, the Investors are entitled to convert any portion of the outstanding principal balances of the Notes into fully paid and nonassessable shares of Common Stock at a conversion price of $0.10 per share, subject to adjustment in accordance with anti-dilution provisions set forth in the Notes. The initial conversion rate is subject to adjustment upon the occurrence of stock splits, reverse stock splits, and similar capital events.

The Company may not enter into or be party to a transaction resulting in a change of control unless the successor entity assumes in writing all of the obligations of the Company under the Replacement Notes. Upon the occurrence of any change of control, the successor entity shall succeed to, and be substituted for, and may exercise every right and power of the Company and shall assume all of the obligations of the Company under the Replacement Notes with the same effect as if such successor entity had been named as the Company. Upon consummation of a reclassification or change of control as a result of which holders of common stock shall be entitled to receive stock, securities, cash, assets or any other property with respect to or in exchange for such common stock, the Company or successor entity, as the case may be, shall deliver to the holder of the Replacement Note confirmation that there shall be issued upon conversion of the Replacement Note, in lieu of the shares of common stock issuable upon the conversion of the Replacement Note, such shares of stock, securities, cash, assets or any other property whatsoever which the holder would have been entitled to receive upon the happening of such reclassification or change of control had the Replacement Note been converted immediately prior to such reclassification or change of control.

As previously reported, on March 31, 2023, noteholders owning an aggregate of $26,200,000 Replacement Notes, March 31, entered into a Replacement Note Conversion Agreement, wherein the Replacement Notes were converted into shares of the Company’s common stock at a conversion price of $0.10 per share, resulting in the issuance of an aggregate of 262,000,000 shares.

On May 24, 2023, noteholders owning an aggregate of $18,000,000 Replacement Notes, provided the Company with a Conversion Notice, pursuant to the terms of the Replacement Notes, to convert the Replacement Notes into shares of the Company’s common stock at a conversion price of $0.10 per share, resulting in the issuance of an aggregate of 180,000,000 shares.

The foregoing descriptions of the Cancellation Agreement and Replacement Notes are qualified, in entirety, by reference to the terms of the Cancellation Agreement and each Replacement Note, respectively, a copy of each of which is attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2023, and are incorporated by reference in response to this Item 1.01. The foregoing description of the Replacement Note Conversion Agreement is qualified, in entirety, by reference to the terms of the Replacement Note Conversion Agreement, a copy of which is attached as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 31, 2023.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information called for by this item is contained in Item 1.01 above, which item is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The shares issued upon conversion were offered and sold exclusively to accredited investors in a transaction not involving a public offering, pursuant to Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The investors represented that their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the Shares issued in the transaction. The offer and sale of the securities were made without any general solicitation or advertising.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2023	CAREVIEW COMMUNICATIONS, INC.

	By:	/s/ Steven G. Johnson
Steven G. Johnson
Chief Executive Officer